Exhibit 99.1

January 20, 2011	Contact: Yvonne Gill 570-724-0247 yvonneg@cnbankpa.com

CITIZENS & NORTHERN CORPORATION DECLARES DIVIDEND

FOR IMMEDIATE RELEASE

   WELLSBORO, PA - Directors of Citizens & Northern Corporation, parent company of Citizens & Northern Bank, have declared a regular quarterly cash dividend of $0.13 per share. The record date is January 31, 2011 and it is payable on February 11, 2011 to shareholders of record.  The amount is increased from the previous dividend of $0.12 per share, which was paid in November, 2010. A dividend of $0.10 per share was paid in August, $0.09 per share was paid in May and an $0.08 dividend was paid in February, 2010.

      Declaration of the dividend was made at the January 20, 2011 meeting of the C&N Board of Directors.

Citizens & Northern Corporation is the parent company of Citizens & Northern Bank.  Citizens & Northern Bank is a local, independent community bank providing complete financial, investment and insurance services through 26 full service offices throughout Bradford, Cameron, Lycoming, Potter, McKean, Steuben, Sullivan and Tioga Counties. C&N can be found on the worldwide web at www.cnbankpa.com. The Corporation’s stock is listed on NASDAQ Capital Market Securities under the symbol CZNC.